EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan.     Of our reports dated March 6, 2006, with respect to the consolidated financial statements of Flagstar Bancorp, Inc. and management’s report on the effectiveness of internal control over financial reporting that were included in it's annual report on Form 10-K of Flagstar Bancorp, Inc. for the year ended December 31, 2005, filed with Securities and Exchange Commission.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Bingham Farms, Michigan
May 26, 2006